Exhibit 10.30

Contract No.	PHOTOVOLTAIC Project
MASTER FINANCIAL ASSISTANCE AGREEMENT
     THIS MASTER FINANCIAL ASSISTANCE AGREEMENT (“Agreement”) is entered into as of August 20, 2007 (“Effective Date”), by and between CONNECTICUT INNOVATIONS, INCORPORATED, a specially chartered Connecticut corporation acting solely as the administrator of the CONNECTICUT CLEAN ENERGY FUND (“the CCEF”), a renewable energy investment fund created by Section 44 of Public Act 98-28, “An Act Concerning Electric Restructuring”, codified as Connecticut General Statutes (“CGS”) Section 16-245n, having a place of business at 200 Corporate Place, Rocky Hill, Connecticut 06067, and CRYSTAL ROCK LLC/VERMONT PURE HOLDINGS, LTD (“Owner”) a Connecticut corporation having a place of business at 1050 Buckingham Street, Watertown, CT with each referred to herein as a “Party”, and collectively as the “Parties”.
BACKGROUND
     WHEREAS, in accordance with a comprehensive plan developed by the CCEF to foster the growth, development and commercialization of renewable energy sources and related enterprises, and to stimulate demand for renewable energy and deployment of renewable energy sources that serve end use customers in the State of Connecticut, CI has determined that it is in keeping with CGS Section 16-245n for the CCEF to fund certain commercial activities that support projects involving the use of Photovoltaics for power production;
     WHEREAS, pursuant to a Request for Proposal (“RFP”) dated December 26, 2003, as amended, regarding the CCEF’s photovoltaic initiative program, Owner submitted a proposal for financial assistance for the procurement and installation by Owner of certain photovoltaic power generating Equipment to be installed at Owner’s Facility located at 1050 Buckingham Street, Watertown, Connecticut (“Project”); and
     WHEREAS, after a careful review of Owner’s proposal, CI has agreed to provide a monetary grant to Owner in an amount not-to-exceed $1,287,677 plus the Southwest Connecticut Premium production incentive (“SWCT Premium” — see Section 1.1.4) for the procurement and installation of Photovoltaic power generating equipment (“Equipment’) for the Project under the CCEF’s On-Site Distributed Generation Program;
     NOW, THEREFORE, in consideration of the mutual promises herein contained, the Parties hereby agree as follows:
1. FUNDING.
     1.1 Grant. CI shall provide a grant to Owner in the aggregate amount not-to-exceed $1,287,677 ( “Grant”) subject to the terms and conditions of this Agreement, which will be payable to Owner as follows:
1.1.1	Initial Grant Payment. CI will pay Owner fifty percent (50%) of the Grant after the delivery to Owner site of all equipment identified in Schedule A (“Project Details”) incorporated into this Agreement by this reference. Payment will be

Contract No.	PHOTOVOLTAIC Project
made to Owner within ten (10) business days of delivery to CI of a letter substantially in the form of Appendix I (Equipment Delivery to Site) of this Agreement attesting to the delivery to Owner’s site of all Equipment and including appropriate documentation of delivery of said Equipment.

1.1.2	Interim Grant Payment. CI will pay Owner forty percent (40%) of the Grant on the date on which the Equipment has been installed, tested by Owner, and accepted by Owner (the “Commissioning Date”), but only if all of the following requirements shall have been met at time that CI’s pays forty (40%) of the Grant:
1.1.2.1	The Equipment and its operation shall comply with all of the details and specifications set forth in this Agreement;

1.1.2.2	Owner has provided CI with supporting documentation regarding the Equipment and installation of said Equipment, including but not limited to manufacturer’s warranties and satisfactory inspection and test reports;

1.1.2.3	CI has received an “Inspection Report” from an independent engineer selected by CI stating that the Equipment has been installed at the Project Site in accordance with the manufacturer’s instructions and all applicable code requirements, has been tested, is operational and is capable of power generation in substantially the amounts projected in Schedule A;

1.2.2.4	Owner has provided CI with all other required documentation, including copies of all required licenses, approvals, cost reports and test reports, and

1.2.2.5	CI has received from Owner an executed letter substantially in the form of Appendix II (Equipment Acceptance) attached to this Agreement, certifying completion of the system commissioning and entry into operational service of the generating Equipment, and requesting the interim funding.
1.1.3	Final Grant Payment. Six months after the Commissioning Date, CI shall pay to Owner the remaining ten percent (10%) of the Grant only if Owner has demonstrated to CI’s satisfaction that the Equipment has produced during such six months on an annualized basis at least seventy percent (70%) of the projected Annual AC Production and if Owner has provided CI with an executed funding request substantially in the form of Appendix III (Form of Funding Request) attached to this Agreement.

1.1.4	Southwest Connecticut Premium Payments. Coincident with the Final Grant Payment described in Section 1.1.3, a payment of 50% of the total estimated premium will be paid, subject to the conditions in Section 1.2 below. The estimated premium will be the present value of the estimated annual kilowatt- hours for each year of the system’s expected life multiplied by $0.02, using a discount rate of 10%.

Contract No.	PHOTOVOLTAIC Project
A second and final payment of the SWCT Premium will be made within one month of the documentation to CI’s satisfaction of the first 12 months of kWh production. This final payment will be the difference between the total estimated premiums, adjusted based on the actual first year of operation, and the initial payment.
     1.2 Conditions to Grant Payments. CI shall have no obligation to provide any portion of the Grant to Owner unless and until all of the following conditions have been satisfied by Owner in CI’s reasonable discretion or have been waived by CI:
1.2.1	The Equipment under this Agreement is installed and tested by Owner’s agent and accepted by Owner;

1.2.2	All of the representations and warranties of Owner set forth in this Agreement are true and correct;

1.2.3	Owner is not in Default; and

1.2.4	Owner has taken proper actions with respect to the Project as CI shall have reasonably requested, including the timely provision of any “deliverables” (see Section 2 of this Agreement) due on or before the payment.
     1.3 Waiver; CI may waive satisfaction of any condition to any payments under this Agreement, but each waiver shall be in writing and no such waiver shall extend to any subsequent Advance.
2. DELIVERABLES
     2.1 Deliverables. Owner agrees to the following deliverables under this Agreement and failure to provide any of the deliverables shall result in an Event of Default under this Agreement:
2.1.1	The Project shall be Commissioned, which means the Equipment for the Project shall be installed, prepared for startup, operationally tested, and fully operating, on or before one year after the Effective Date;

2.1.2	Owner shall provide a final report describing all activity undertaken by Owner during the course of the project, summarizing lessons learned, project costs actually paid by Owner and an evaluation of the overall success and prospects for completion of the project.

2.1.3	Owner, or its assignee(s), shall operate the Project in the State of Connecticut for at least eight (8) years from the Commissioning date of the Project;

Contract No.	PHOTOVOLTAIC Project
2.1.4	For the commercial life of the Project, Owner shall make available, in real time, limited operating data from the facility via a Fat Spaniel monitoring system, or equivalent, acceptable to CI;

2.1.5	For the commercial life of the Project, Owner shall provide CI with reasonable access to the site for educational purposes, project inspection; public relations or other reasonable purposes;

2.1.6	Owner shall provide proof of any contractor and subcontractor’s insurance policies evidencing a minimum of $1,000,000 liability insurance coverage;

2.1.7	For the commercial life of the Project, Owner shall insure the Project and equipment at replacement cost and list CI as an additional loss payee;

2.1.8	For the commercial life of the Project, Owner shall provide prominent and visible signage at the project site and acknowledgment in all of Owner’s promotional materials recognizing CI’s contribution to the project in a form acceptable to CI.

2.1.9	Owner shall invite a CI or the CCEF representative to a “kickoff” meeting when Owner begins project-specific activity.

2.1.10	If requested by CI, Owner shall conduct periodic project status meetings with meeting minutes and action items written up and sent to CI.

2.1.11	For the commercial life of the Project, Owner shall provide annual reports to CI regarding the economic and technical performance of the project.
     2.2 Failure to Deliver. The failure to deliver any of the deliverables in Section 2.1 of this Agreement shall be an Event of Default and CI will be entitled to all remedies under Section 5.2 of this Agreement.
3. REPRESENTATIONS AND WARRANTIES
3.1	Of Owner. Owner represents and warrants to CI as follows:

3.1.1	Owner is a corporation, duly organized and validly existing under the laws of its jurisdiction of organization and, if not organized under the laws of the State of Connecticut, duly authorized to transact business in the State of Connecticut, with all requisite power and authority to (i) develop the Project, install, own and operate the Equipment; and (ii) enter into and perform this Agreement, and to incur the obligations herein provided. The execution, delivery and performance by Owner of this Agreement have been or will be duly authorized and approved by all necessary governmental authorities or other third parties and do not and will not violate Owner’s organizational documents or any applicable law or any agreement or instrument to which Owner is a party or by which it is bound or by which any of its properties may be affected. This Agreement is the legal, valid

Contract No.	PHOTOVOLTAIC Project
and binding obligation of Owner, enforceable against it in accordance with its terms. 3.1.2 There are no actions, suits or proceedings pending, or to its knowledge, threatened against Owner that could reasonably be expected to affect the Project before any court or other governmental authority or before any arbitrators.
3.1.2	All information furnished or to be furnished by Owner pursuant to the terms hereof will not, at the time the same is furnished, contain any untrue statement of a material fact and will not omit to state a material fact necessary in order to make the information so furnished, in the light of the circumstances under which such information is furnished, not misleading.

3.1.3	Owner’s Proposal accurately reflects all material costs and expenses expected to be incurred in connection with the Project, and accurately reflect the anticipated time period for the implementation of each material part of the Project;

3.1.4	Owner is making reasonable efforts, to obtain all governmental approvals necessary for the Project , and to the best of Owner’s knowledge and belief, no state of facts exists that would make it impossible or impractical to obtain any governmental approvals necessary for the construction, sponsorship, operation and/or maintenance of the Project, as currently planned;

3.1.5	The Equipment for the Project meets all of the requirements set forth in the RFP resulting in this Agreement;

3.1.6	The Equipment for the Project is of a size, design, capacity and manufacture selected solely by Owner; and

3.1.7	Owner has selected the Equipment based on its own judgment, and expressly disclaims reliance on any statements made by CI or its agents relating thereto.

3.1.8	Regarding certain State contracting matters:
3.1.8.1	Neither Owner nor any Related Party has provided to any employee of CI on or after July 1, 2005, any items of value for which full payment has not been made.

3.1.8.2	In connection with the application for, and solicitation and award of, the financial assistance provided pursuant to this Agreement, neither Owner nor any Related Party committed any violation of the Connecticut Code of Ethics for Public Officials and Lobbyists, Chapter 10 of the General Statutes (the “Code of Ethics”) or intentionally and knowingly violated any applicable requirement of the request for proposals or other applicable law.

3.1.8.3	Neither Owner nor any Related Party has been found to have violated the

Contract No.	PHOTOVOLTAIC Project
Code of Ethics or Section 4a-100 of the General Statutes, or has been suspended or disqualified from bidding on contracts with the State of Connecticut or any department, agency or quasi-public agency thereof.
3.2	Of CI. CI represents and warrants as follows:

3.2.1	CI represents and warrants to Owner that it has all requisite power and authority to enter into and perform this Agreement and the obligations herein provided. The execution, delivery and performance by CI of this Agreement has been or will be duly authorized by all necessary Federal, State and local agencies and boards and does not and will not violate any Law (including without limitation CGS Section 16-245n) or any agreement, instrument or evidence of indebtedness to which CI is a party or by which it is bound or by which any of its properties may be affected. This Agreement is the legal, valid and binding obligations of CI, enforceable against it in accordance with its terms.

3.2.2	CI neither makes nor shall be deemed to have made any warranty or representation, express or implied, concerning the Project or Equipment, including, without limitation, any warranty or representation as to design, quality, capability, title or condition or as to merchantability or fitness for any particular purpose. Owner understands and acknowledges that CI did not select, manufacture or supply the Equipment. Owner will look solely to the manufacturer for delivery of the Equipment. Owner hereby waive any claim (including any claim based on strict or absolute liability in tort) either might have against CI for any loss, damage (including incidental or consequential damage) or expense caused by the Project or the Equipment.
4. COVENANTS.
     4.1 Covenants of Owner. Until the eighth anniversary of the Commissioning Date, Owner agrees as follows:
4.1.1	Status and Location. Owner shall maintain its legal existence in its jurisdictions of organization with authority to transact business in the State of Connecticut.

4.1.2	Commissioning Date. Owner shall diligently cause the Commissioning Date to occur as shown in Schedule B (Project Schedule), but in any event, no later than one year from the Effective Date, and use its best efforts to acquire, preserve and protect all of the rights, interest and properties necessary for the Project. Owner shall install the Equipment, or cause the Equipment to be installed, in a manner consistent with any installation manual prepared by the manufacturer or supplier of the Equipment. Owner shall notify CI immediately of the occurrence of any event or contemplated action (including the threat and/or commencement of any legal proceedings) which could have a material adverse effect on the Project (including a material deviation from the specifications set forth in Schedule A),

Contract No.	PHOTOVOLTAIC Project
together with a recommended course of action.

4.1.3	Operation of Project. Owner shall maintain the Equipment at the Project Site and shall use and operate the Equipment solely to meet Owner’s energy needs. Owner shall (a) operate the Equipment in accordance with the supplier’s or manufacturer’s instructions, consistent with warranty and insurance requirements; and (b) maintain the Equipment in good repair, working order and condition and make all needed and proper repairs, renewals, replacements, additions or improvements thereto and immediately notify CI of any event causing loss or depreciation in the value of the Equipment. Without limiting the generality of the foregoing, Owner shall use commercially reasonable efforts to ensure that the Equipment is operated for its intended purpose for at least eight (8) years from the Commissioning Date. Owner shall not take any action to replace, retrofit, upgrade or otherwise materially alter the Equipment without the prior written consent of CI, which shall not be unreasonably withheld.
     4.2 Access to and Public Notice of Information. The following obligations of Owner shall not terminate for the life of the Project:
4.2.1	Except as set forth in the next sentence, CI shall have the right to collect, review, analyze, utilize and disseminate to third parties and the public all information relating to the Project, including data directly related to the Project’s economic, social and operational benefits, as well as Equipment performance, installation costs and operating costs. Owner shall obtain the authorization, in any applicable contract or otherwise, of each such Person furnishing reports with respect to the Project to specifically allow CI to rely on such reports and work product, to use it for other purposes and to disseminate it to third parties; provided, however, the Person supplying such reports and work product (i) may limit its liability with respect to the reuse thereof for purposes unrelated to the Project and (ii) may restrict, subject to applicable law (including the Freedom of Information Act), CI’s public disclosure of any non-public confidential and/or proprietary information or trade secrets by conspicuous written indication of such restriction at the time of disclosure. Without limiting the generality of the foregoing, CI shall be entitled to access to, and the right to obtain and use copies of, all operation, maintenance and similar data relating to the Equipment.

4.2.2	In connection with the terms and conditions of this Agreement, Owner shall describe the Photovoltaic system and make all real-time and historical operating information with respect to the Project available to CI, including operating hours, power output, and any other available operating data reasonably requested by CI, through the installation and continued operation of an energy monitoring system such as Fat Spaniel or an equivalent system acceptable to CI. In addition, Owner shall facilitate a hyperlink between its web site, CI’s web site and any other web sites as CI may reasonably request.
     4.3 Compliance with Laws. Owner shall comply with all applicable laws affecting

Contract No.	PHOTOVOLTAIC Project
or applicable to the Project. Without limiting the generality of the foregoing, Owner shall timely secure, preserve, renew and maintain all governmental approvals and its material private rights and licenses relating to the Project. Promptly upon the issuance thereof, Owner shall furnish to CI a copy of all governmental approvals issued, and actions taken, by any governmental authority with regard to, or otherwise affecting, the Project.
     4.4 Replacement of Equipment. Owner may replace items of the Equipment that Owner determines are not working properly or operating efficiently if (i) Owner notifies CI of the proposed replacement at least thirty (30) days in advance of such action and CI does not reasonably object to such replacement, and (ii) such replacement occurs in accordance with applicable law.
     4.5 Payment of Obligations. Owner shall pay and discharge all lawful claims and demands whatsoever, including trade obligations, arising in connection with, and/or relating to, the Project; provided, however, that the payment of any obligations may be postponed so long as they are being diligently contested in good faith and by appropriate proceedings, appropriate reserves have been provided therefor by Owner, and no lien is placed on the Equipment in connection with such contest. Owner shall defend the Equipment against all claims and demands of any party at any time claiming any interest therein.
     4.6 Insurance. Owner shall maintain fire, extended coverage and other hazard insurance policies with respect to the Equipment, in amounts not less than the replacement value of the Equipment, and shall maintain liability insurance in form and amount reasonably satisfactory to CI. Each policy of insurance shall (a) include a clause that it cannot lapse or be canceled or modified except upon at least (30) days’ prior written notice to CI; and (b) be issued by a company licensed to provide such insurance in the State of Connecticut and reasonably acceptable to CI.
     4.7 No Corrupt Practices. Owner shall not pay, offer or promise to pay, or give any money or anything of value, directly or indirectly, to any party involved with the Project, any officer or employee of a governmental authority, or to any political party or candidate for political office for the corrupt purpose of inducing any such party, official, political party or candidate to misuse its position or to influence any act or decision of a governmental authority in order to obtain, retain or direct business to or otherwise influence a decision in favor or for the direct or indirect benefit of Owner, in violation of any applicable law.
     4.8 Program Compliance. Owner shall comply with the reasonable requirements of the Program, provided that they shall not be required to take any action or refrain from taking any action that will adversely affect the operation and/or long-term viability of the Project.
     4.9 Financial Management Systems. Owner shall keep a full and complete account of all Project costs. Owner also shall maintain complete books, records, and financial management systems for the Project reasonably acceptable to CI until three years from the Commissioning Date. Such systems shall provide: (a) accurate, current and complete disclosure of the financial activity relating to the Project, (b) separate accounting for Project funds from other activities and accounts of Owner, (c) effective control over and accountability for all

Contract No.	PHOTOVOLTAIC Project
Project funds, property and other assets, (d) comparison of actual outlays for Project costs with budgeted amounts, and (e) accounting records supported by source documentation. All of such systems shall be subject to audit by CI, at the election of CI and at its expense.
     4.10 Reports. Periodic reports on the technical and economic performance of the Project shall be provided by Owner to CI as described in this Agreement quarterly. The reports shall include monthly electric bills for the CL&P Electric Meter, which has the Photovoltaic system installed on it.
     4.11 Access to Project Site. Owner shall provide reasonable access to the site for educational purposes, case study development, project inspection; public relations or other reasonable purposes to individuals or ups designated by CI.
     4.12 Class I Renewable Energy Credits. Owner shall be entitled to all Class I Renewable Energy Credits (“RECs”) produced by the Project, but may share ownership as indicated on Schedule A (Project Details) and CI shall be entitled to all other environmental attributes or credits produced or associated with the Project during the life of the Project including but not limited to greenhouse gas credits, emissions credits, tradable carbon credits, and all other types of tradable emission reduction commodities however named that are presently known or designated or created in the future.
     4.13 Interconnection. At least thirty (30) days prior to the delivery of the Equipment to the Project Site, Owner shall ensure the appropriate interconnection of the Equipment to any utility service providers responsible for the provision of electricity, gas and telecommunications services to the Project.
     4.14 Indemnification. Owner agrees to indemnify CI, the CCEF, and their respective officers, directors, employees, agents and affiliates against, and defend and hold each of them harmless, from any and all claims or liabilities related to or arising in any manner from this financing or the Project other than claims or liabilities resulting primarily from the negligence or willful misconduct of CI.
     4.15 Education and Outreach: Owner shall cooperate with CI’s marketing and outreach activities as agreed to in the “Deliverables” terms and as stated below:
4.15.1	Subject to approval as to form by CI, Owner shall acknowledge the CCEF’s financial assistance pursuant to this Agreement in Owner’s promotional materials, signage at the Project Site and on their web sites to the effect of “This clean energy project was made possible by the support of the Connecticut Clean Energy Fund.”

4.15.2	Owner shall issue press releases and seek out periodicals interested in publishing articles mentioning the Project

4.15.3	Owner shall host a “dedication” event to be coordinated with CI to be attended by such persons as CI may reasonably request

Contract No.	PHOTOVOLTAIC Project
4.15.4	Owner shall arrange for public access to the Project Site at such times as CI may reasonably request, at least annually, subject to facility availability

4.15.5	Owner shall participate annually if requested by CI in a meeting or workshop promoting photovoltaic technology and imparting information developed from the Project.

4.15.6	CI and Owner agree to discuss collaboration, on a voluntary basis, on other projects or programs that may be reasonably suggested by either party, and which are consistent with the objectives of both organizations, to jointly promote employee or community participation in other clean energy projects or outreach/ educational programs. Examples of such projects or programs include:
4.15.6.1	Encouraging enrollment in the CTCleanEnergyOptions program offered to all customers of CL&P and UI

4.15.6.2	Publicizing practicable renewable energy and energy conservation technologies and encouraging employees and others in the local community to implement them

4.15.6.3	Directly supporting renewable energy generation through the purchase of Renewable Energy Credits, offsetting a percentage of electricity use

4.15.6.4	Publicizing “green” activities (including this project) or programs that may be of interest to each other’s constituencies on each other’s websites, newsletters or other media, as appropriate.
4.15.7	Owner shall add information to the Owner’s Website regarding the economic savings and avoided pollutants resulting from this Project.

4.16	Advertising.

4.16.1	Neither party nor its subcontractors or agents shall use in any advertising or sales promotion, any endorsements, direct or indirect quotes, or pictures that imply endorsement by the other party or any of its employees without such party’s prior approval.

4.16.2	Owner will submit to CI and CI will submit to Owner, for review, prior to publication, all press releases relating to the Project that mention or display one another’s name and/or marks or contain language from which a connection to said name and/or marks may be inferred or implied. Nothing herein, however, shall be construed as preventing either party from publicly stating the fact that it has executed this Agreement with the other party.

4.16.3	Nothing in this Agreement shall grant, suggest, or imply any authority for one

Contract No.	PHOTOVOLTAIC Project
party to use the name, trademarks, service marks, logos, or trade names of the other party in any advertising, press releases, publicity matters, marketing and/or promotional materials or for any other commercial purpose without prior approval from such other party.
     4.17 Information and Inspection. Owner shall allow CI on at least one occasion in each fiscal year, and more frequently upon the occurrence of an Event of Default by Owner under this Agreement, upon reasonable notice, to inspect Owner’s financial records, properties and assets comprising the project under this Agreement.
   5. DEFAULT AND REMEDIES
     5.1 Default by Owner. The occurrence of any one or more of the following events shall constitute an event of default by Owner (an “Event of Default”):
5.1.1	Failure to commence construction of the Project within three months from the date of this Agreement and failure to diligently prosecute completion of the Project;

5.1.2	Owner significantly deviates from the scope of work for the Project as set forth in Schedule A, in the reasonable judgment of CI, and fails to correct such deviation within thirty (30) days after written notice from CI;

5.1.3	Any warranty or representation of Owner in this Agreement is incorrect in any material respect;

5.1.4	Owner is in default of any of its Covenants under this Agreement and such default continues unremedied for thirty (30) days after written notice from CI; or

5.1.5	Bankruptcy, reorganization, receivership, insolvency or liquidation proceedings, or other proceedings under similar law for the relief of debtors are instituted by or against Owner, and, if instituted against it, are allowed against it or are consented to by Owner or are not dismissed within sixty (60) days after institution.

5.1.6	Owner and/or Owner fail to provide one or more of the deliverables under Section 2.1 of this Agreement.
     5.2 Remedies upon Event of Default. Upon and after the occurrence of an Event of Default, and Owner does not remedy the default within (90) days, CI may terminate any obligation on its part to provide any further funding to Owner under this Agreement and may seek all other remedies available to it at law and in equity, including, upon and after the occurrence of an Event of Default, repayment by Owner to CI of the total grant amount received from CI plus interest from the date of Grant disbursement.
     5.3 Security Interest.

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     5.3.1 To secure prompt and complete payment and performance of the Obligations (as defined below), Owner hereby pledges, assigns, transfers and grants to CI, as agent and administrator of CCEF, a continuing security interest, which shall be subordinated to all existing subordinate debt and any existing or future bank debt In connection therewith, Owner hereby represents and warrants that it is a corporation/limited liability company/other legal entity duly organized/incorporated/formed, validly existing and in good standing under the laws of the State of Connecticut, and Owner hereby agrees to take any and all actions that CI may request from time to time by way of obtaining, executing, delivering and filing financing statements, assignments, landlord’s or mortgage’s waivers, and other notices and amendments and renewals thereof, and Owner will take any and all steps and observe such formalities as CI may request in order to create and maintain a valid and enforceable lien upon, and security interest in, the Collateral. CI is authorized to file financing statements without the signature of Owner and to execute and file such financing statements on behalf of Owner as specified by the Uniform Commercial Code of the State of Connecticut (the “UCC”) to perfect or maintain the security interest granted herein. So long as any Obligations remain outstanding, Owner shall (i) not permit to incur or suffer any loss, theft, substantial damage or destruction of any of the Collateral, and (ii) provide written notice to CI of any change of location of the Collateral or any change in the jurisdiction of organization/incorporation/formation of Owner within five (5) business days of the occurrence thereof.
     5.3.2 As used in this Section 5.3, the following terms shall have the following definitions:
          5.3.2.1 “Collateral” means all equipment purchased (at any time) by Owner with proceeds of the Grant, including without limitation the Equipment, and any and all accessions and additions thereto, and any and all replacements and proceeds thereof (including proceeds of insurance policies payable by reason of loss of the foregoing).
          5.3.2.2 “Obligations” means the obligations of Owner (i) to pay to CI any amounts due to CI under this Agreement, including without limitation the repayment to CI and agent of the CCEF of a dollar amount equal to the total amount of the Grant received by Owner plus interest upon and after the occurrence of an Event of Default as set forth in Section 5.2 above, and/or (ii) to reimburse CI, on demand, for all of CI’s expenses and costs, including the reasonable fees and expenses of its legal counsel, in connection with any enforcement of this Agreement, including the security interest granted hereunder, and including, without limitation, any proceeding brought or threatened to enforce payment of any of the obligations referred to in the foregoing.
          5.3.2.3 All undefined terms used in this Section 5.3 shall have the meanings for such terms set forth in the UCC, including without limitation the definitions of “proceeds” and “accessions”.
     5.3.3 Owner hereby irrevocably constitutes and appoints CI, as agent for the CCEF, and any of officer or CI thereof with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Owner and in the name of Owner or in its own name, from time to time in CI’s discretion, for the purpose of carrying out

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the terms of this Section 5.3, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Section 5.3. Owner also authorizes CI, at any time and from time to time, to execute, in connection with the sale provided for in Section 5.3.4 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral. The powers conferred on CI hereunder are solely to protect CI’s interests in the Collateral and shall not impose any duty upon CI to exercise any such powers. CI and the CCEF shall be accountable only for amounts that they actually receives as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to Owner for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.
     5.3.4 If an Event of Default shall occur, CI may exercise, in addition to all other rights and remedies granted to CI in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the UCC.
     5.3.5 All authorizations and agencies herein contained with respect to the Collateral are irrevocable and powers coupled with an interest.
6. RELATIONSHIP OF PARTIES; LIMITATIONS.
     6.1 No Joint Venture. This Agreement does not create a partnership or joint venture between the Parties. Without limiting the generality of the foregoing, except for the funding contemplated in the Agreement, CI and the CCEF shall not be liable under any circumstances for the obligations and liabilities of Owner and/or any other obligations and liabilities arising out of, or relating to, the activities of Owner, including without limitation, under the Project.
     6.2 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each Party shall pay the fees and expenses of its counsel, accountants, other experts, and all other expenses incurred by such Party in connection with the transactions contemplated under this Agreement, including all expenses incurred by such Party incident to the negotiation, preparation and execution of this Agreement.
7. ASSIGNMENT.
     7.1 Except as specified below, the rights and obligations of the Parties to this Agreement may not be assigned by Owner, and such assignment shall be void, except upon the express written consent of CI, which consent shall not unreasonably be withheld, conditioned, delayed or denied. As a condition of its consent, any person to whom an assignment is made shall be required to demonstrate, to the reasonable satisfaction of CI, that it is capable of fulfilling Owner’s obligations hereunder.
     7.2 Notwithstanding Section 7.1, Owner shall have the right to assign, without the consent of CI, its rights to any payments received under this Agreement to any bank, insurance company or similar financial institution providing financing to Owner, provided that no such

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assignment shall relieve Owner of responsibility or liability for the due performance of this Agreement by its assignee. CI agrees, upon receipt of a written request from Owner, to make all payments otherwise payable to Owner under this Agreement to such secured party until Owner or such secured party shall have delivered to CI a written release and termination of such assignment and CI may conclusively rely on such notifications.
8. TRANSFER OF OWNERSHIP
     8.1 Prior to Owner transferring controlling equity ownership interest of its legal ownership structure(s) or the Project or Equipment Owner will provide CI written notice of Owner’s intent to transfer ownership at least one-hundred and twenty days (120) prior to any such transfer. Any person or entity to whom a transfer of ownership is made shall be required to demonstrate that it is capable of fulfilling Owner’s obligations hereunder.
9. TERM; TERMINATION.
     9.1 Term. This Agreement shall remain in effect from the Effective Date until the date that the Project is decommissioned.
     9.2 Termination. Either Party (the “Non-Breaching Party”) may terminate this Agreement upon written notice to the other Party (the “Breaching Party”) given after the occurrence of any one of the following events:
9.2.1	Any warranty or representation by such Breaching Party proves incorrect in any material respect, and if curable, such misrepresentation continues unremedied for thirty (30) days after written notice from such Non-Breaching Party to the Breaching Party; or

9.2.2	Such Breaching Party defaults in the due observance of any of the covenants or agreements of such Breaching Party set forth in this Agreement, and if curable, such default continues unremedied for thirty (30) days after written notice from such Non-Breaching Party to such Breaching Party.
     9.3 Remedies. Except as expressly limited by this Agreement, upon termination of this Agreement, the Non-Breaching Party shall have all rights and remedies available hereunder, at law and in equity. The Non-Breaching Party shall not be required to terminate this Agreement to enforce any rights or remedies that it may have at law or in equity.
10. STATE CONTRACTING OBLIGATIONS
10.1.	Owner understands and agrees that because the provisions contained in Section 10 must be provided in the Agreement as they were originally written under state contracting requirements, for the purposes of this Section only, “Owner” shall have

Contract No.	PHOTOVOLTAIC Project
the same meaning as “Contractor.” Owner agrees to comply with all of the following state contracting obligations during the Term of Agreement:
10.1.1.	Executive Order No. 3: Nondiscrimination. This Contract is subject to the provisions of Executive Order No. Three of Governor Thomas J. Meskill promulgated June 16, 1971, and, as such, this Contract may be canceled, terminated or suspended by the State Labor Commissioner for violation of or noncompliance with said Executive Order No. 3 or any state or federal law concerning nondiscrimination, notwithstanding that the Labor Commissioner is not a party to this Contract. The parties to this Contract, as part of the consideration hereof, agree that said Executive Order No. 3 is incorporated herein by reference and made a part hereof. The parties agree to abide by said Executive Order and agree that the State Labor Commissioner shall have continuing jurisdiction in respect to Contract performance in regard to nondiscrimination, until the Contract is completed or terminated prior to completion. The Contractor agrees, as part consideration hereof, that this Contract is subject to the Guidelines and Rules issued by the State Labor Commissioner to implement Executive Order No. 3 and that the Contractor will not discriminate in employment practices or policies, will file all reports as required, and will fully cooperate with the State of Connecticut and the State Labor Commissioner.

10.1.2.	Executive Order No. 16: Violence in the Workplace Prevention Policy. This Contract is subject to provisions of Executive Order No. 16 of Governor John J. Rowland promulgated August 4, 1999, and, as such, this Contract may be cancelled, terminated or suspended by the Contracting agency or the State for violation of or noncompliance with said Executive Order No. 16. The parties to this Contract, as part of the consideration hereof, agree that:
(1) Contractor shall prohibit employees from bringing into the state work site, except as may be required as a condition of employment, any weapon/dangerous instrument defined in Section 2 to follow;
(2) weapon means any firearm, including a BB gun, whether loaded or unloaded, any knife (excluding a small pen or pocket knife), including a switchblade or other knife having an automatic spring release device, a stiletto, any police baton or nightstick or any martial arts weapon or electronic defense weapon. Dangerous instrument means any instrument, article or substance that, under the circumstances, is capable of causing death or serious physical injury;
(3) Contractor shall prohibit employees from attempting to use, or threaten to use, any such weapon or dangerous instrument in the state work site and employees shall be prohibited from causing, or threatening to cause, physical injury or death to any individual in the state work site;

Contract No.	PHOTOVOLTAIC Project
(4) Contractor shall adopt the above prohibitions as work rules, violation of which shall subject the employee to disciplinary action up to and including discharge. The Contractor shall require that all employees are aware of such work rules;
(5) Contractor agrees that any subcontract it enters into in the furtherance of the work to be performed hereunder shall contain the provisions 1 through 4, above.
10.1.3.	Executive Order No. 17: Connecticut State Employment Service Listings. This Contract is subject to provisions of Executive Order No. 17 of Governor Thomas J. Meskill promulgated February 15, 1973, and, as such, this Contract may be canceled, terminated or suspended by the Contracting agency or the State Labor Commissioner for violation of or noncompliance with said Executive Order Number 17, notwithstanding that the Labor Commissioner may not be a party to this Contract. The parties to this Contract, as part of the consideration hereof, agree that Executive Order No. 17 is incorporated herein by reference and made a part hereof. The parties agree to abide by said Executive Order and agree that the Contracting agency and the State Labor Commissioner shall have joint and several continuing jurisdiction in respect to Contract performance in regard to listing all employment openings with the Connecticut State Employment Service.
10.2.	Campaign Contribution Restrictions. On February 8, 2007, Governor Rell signed into law Public Act 07-1, An Act Concerning the State Contractor Contribution Ban and Gifts to State and Quasi-Public Agencies. For all State contracts as defined in P.A. 07-1 having a value in a calendar year of $50,000 or more or a combination or series of such agreements or contracts having a value of $100,000 or more, the authorized signatory to this Agreement expressly acknowledges receipt of the State Elections Enforcement Commission’s notice advising state contractors of state campaign contribution and solicitation prohibitions, and will inform its principles of the contents of the notice. See SEEC Form 11 attached.

10.3.	Nondiscrimination and Affirmative Action Provisions in Contracts of the State and Political Subdivisions Other Than Municipalities. Owner agrees to comply with provisions of § 4a-60 of the Connecticut General Statutes:
(a) Every Contract to which the state or any political subdivision of the state other that a municipality is a party shall contain the following provisions:
(1) The Contractor agrees and warrants that in the performance of the Contract such Contractor will not discriminate or permit discrimination against any person or group of persons on the grounds of race, color, religious creed, age, marital status, national origin, ancestry, sex, mental retardation or physical disability, including, but not limited to, blindness, unless it is shown by such Contractor that such disability prevents performance of the work involved, in any manner

Contract No.	PHOTOVOLTAIC Project
prohibited by the laws of the United States or of the state of Connecticut. The Contractor further agrees to take affirmative action to insure that applicants with job-related qualifications are employed and that employees are treated when employed without regard to their race, color, religious creed, age, marital status, national origin, ancestry, sex, mental retardation, or physical disability, including, but not limited to, blindness, unless it is shown by such Contractor that such disability prevents performance of the work involved;
(2) the Contractor agrees, in all solicitations or advertisements for employees placed by or on behalf of the Contractor, to state that is an “affirmative action-equal opportunity employer” in accordance with regulations adopted by the commission
(3) the Contractor agrees to provide each labor union or representative of workers with which such Contractor has a collective bargaining agreement or other Contract or understanding and each vendor with which such Contractor has a Contract or understanding, a notice to be provided by the commission advising the labor union or workers’ representative of the Contractor’s commitments under this section, and to post copies of the notice in conspicuous places available to employees and applicants for employment;
(4) the Contractor agrees to comply with each provision of this section and Conn. Gen. Stat. §§ 46a-68e and 46a-68f and with each regulation or relevant order issued by said commission pursuant to Conn. Gen. Stat. §§ 46a-56, 46a-68e and 46a-68f;
(5) the Contractor agrees to provide the commission of human rights and opportunities with such information requested by the commission, and permit access to pertinent books, records and accounts, concerning the employment practices and procedures of the Contractor as relate to the provisions of this section and Conn. Gen. Stat. § 46a-56. If the Contract is a public works Contract, the Contractor agrees and warrants that he will make good faith efforts to employ minority business enterprises as subcontractors and suppliers of materials on such public works project.
(b) For the purposes of this section, “minority business enterprise” means any small Contractor or supplier of materials fifty-one per cent or more of capital stock, if any, or assets of which is owned by a person or persons:
(1) who are active in the daily affairs of the enterprise;
(2) who have the power to direct the management and policies of the enterprise; and
(3) who are members of a minority, as such term is defined in subsection (a) of Conn. Gen. Stat. § 49-60g.

Contract No.	PHOTOVOLTAIC Project
(c) For the purposes of this section, “good faith” means that degree of diligence which a reasonable person would exercise in the performance of legal duties and obligations. “Good faith efforts” shall include, but not be limited to, those reasonable initial efforts necessary to comply with statutory or regulatory requirements and additional or substituted efforts when it is determined that such initial efforts will not be sufficient to comply with such requirements. Determinations of the Contractor’s good faith efforts shall include but shall not be limited to the following factors: The Contractor’s employment and subcontracting policies, patterns and practices; affirmative action advertising; recruitment and training; technical assistance activities and such other reasonable activities or efforts as the commission may prescribe that are designed to ensure the participation of minority business enterprises in public works projects.
(d) The Contractor shall develop and maintain adequate documentation, in a manner prescribed by the commission, of its good faith efforts.
(e) Contractor shall include the provisions of subsection (a) of this section in every subcontract or purchase order entered into in order to fulfill any obligation of a Contract with the state and such provision shall be binding on a subcontractor, vendor or manufacturer unless exempted by regulations or orders of the commission. The Contractor shall take such action with respect to any such subcontract or purchase order as the commission may direct as a means of enforcing such provisions including sanctions for noncompliance in accordance with Conn. Gen. Stat. § 46a-56; provided, if such Contractor becomes involved in, or is threatened with, litigation with a subcontractor or vendor as a result of such direction by the commission, the Contractor may request the state of Connecticut to enter into such litigation or negotiation prior thereto to protect the interests of the state and the state may so enter.
11. MISCELLANEOUS
     11.1 Waivers. Either Party by written notice to the other, may (a) extend the time for the performance of any of the obligations or other actions of the other; (b) waive any inaccuracies in the representations or warranties of the other contained in this Agreement; (c) waive compliance with any of the covenants of the other contained in this Agreement; and (d) waive or modify performance of any of the obligations of the other. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.
     11.2 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if sent by registered or certified mail, return requested, postage prepaid, or

Contract No.	PHOTOVOLTAIC Project
delivered either by hand, overnight commercial courier service or by messenger, or sent via facsimile, computer mail or other electronic means, addressed as follows:
(a)	If to CI and the CCEF, to:
200 Corporate Place
Rocky Hill, Connecticut 06067
Attention: Lise Dondy, President — Connecticut Clean Energy Fund
Telephone: (860) 563-5851
Facsimile: (860) 563-4877
(b)	If to Owner, to:
Crystal Rock/Vermont Pure Holdings
c/o John Baker, Executive Vice President
1050 Buckingham Street
Watertown, CT 06795
jbaker@crystalrock.com
Or to such other Person or address as a Party shall have specified by notice in writing to the others. Any notice so addressed and delivered shall be deemed to be given when actually received by the addressee.
     11.3 Entire Agreement. This Agreement, together with the Schedules and Appendices hereto, constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes any proposals and preliminary agreements between the Parties generated in connection with the Project. No prior oral or written understanding shall be of any force or effect with respect to any matter covered hereunder. This Agreement may be amended only by a written instrument signed by the Parties.
     11.4 Binding Effect; Benefits. Owner may not directly or indirectly assign, transfer, or otherwise convey any of their rights or obligations under this Agreement without the prior written consent of CI. Any transfer or assignment in violation of the foregoing shall be null and void. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.
     11.5 Further Assurances. Each Party will execute and deliver such documents, instruments and agreements and take such action as the other Party may reasonably request and as may be reasonably necessary, proper or advisable, to the extent permitted by applicable Law, to fulfill the purposes and intent of this Agreement.
     11.6 Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the Laws of the State of Connecticut, without regard to its principles relating to conflicts of law. EACH PARTY HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF CONNECTICUT FOR THE PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY

Contract No.	PHOTOVOLTAIC Project
HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, (a) ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT; AND (b) ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
     11.7 Severability. If any court or arbitrator should find any particular provision of this Agreement void, illegal or unenforceable, then that provision shall be regarded as severable and stricken from this Agreement, and the remainder of this Agreement shall remain in full force and effect. If and to the extent that any Laws that govern any aspect of this Agreement shall change, so as to make any aspect of this transaction unlawful, then the Parties shall make such modifications to this Agreement as may be reasonably necessary for this Agreement to accommodate any such legal or regulatory changes.
     11.8 Fair Dealing. The Parties shall deal in good faith and in a fair manner with respect to all matters relating to this Agreement. Without limiting the generality of the foregoing, if this Agreement requires one Party to obtain the consent or approval of the other Party, such other Party shall not unreasonably withhold or delay such consent or approval.
     11.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Facsimile or PDF signatures shall be deemed original signatures.
     11.10 Construction. Ambiguities or uncertainties in the wording of this Agreement will not be construed for or against any Party, but will be construed in the manner that most accurately reflects the Parties’ intent as of the date hereof. The Parties acknowledge that they have been represented by counsel in connection with the review and execution of this Agreement, and accordingly, there shall be no presumption that this Agreement or any provision hereof be construed against the Party that drafted this Agreement.
     11.11 Certain Fees. Each of CI, Owner shall be responsible for the fees and disbursements of its own legal counsel and other consultants retained by it in connection with the Project or the negotiation, preparation and execution of this Agreement. Owner shall indemnify CI and the CCEF for all reasonable legal fees and expenses incurred by it in enforcing the terms of this Agreement if CI shall prevail thereon.
     11.12 No Recourse. It is expressly understood and agreed that CI is not acting in its individual capacity, and no obligation of the CCEF under this Agreement shall be an obligation of CI individually or of its directors, officers, employees or agents, and there shall be no recourse or claim under this Agreement against CI or any such person individually in any circumstances.
     11.13 Regulatory Out. CI and the CCEF shall not be obligated to provide the Grant or any portion of the Grant under this Agreement if there are insufficient funds for such purpose because of any legislative or regulatory action curtailing, reducing or eliminating CI and/or the CCEF funding.

Contract No.	PHOTOVOLTAIC Project
          IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the date first above written.
[This section is intentionally blank]

Contract No.	PHOTOVOLTAIC Project
CONNECTICUT INNOVATIONS, INCORPORATED
(Acting solely as the Administrator of the Connecticut Clean Energy Fund)

By:	/s/ George Bellas George Bellas	Date: 1/20/08
Vice President of Finance & Administration

By:	/s/ Peter Longo Peter Longo	Date: 1/20/08
Deputy Director

CRYSTAL ROCK LLC/VERMONT PURE HOLDINGS, LTD

By:	/s/ John Baker John Baker,	Date: 1/20/08
Executive Vice President
SCHEDULE A

Contract No.	PHOTOVOLTAIC Project
Project Site:

Crystal Rock Manufacturing Facility
1050 Buckingham Street,
Watertown, CT, 08795
Equipment:
Photovoltaic Module Manufacturer:
Suntech
Model: Suntech 170W Panels
Quantity: 1764
Estimated Project Costs:

Project Economics	Cost	$/kilowatt
Generating Equipment	$1,938,750	$7,181/kWPTC
Installation	$266,250	$ 986/kWPTC

TOTAL	$2,205,000	$ 8,167/kW
kWPTC Capacity:      270kW
Projected Annual AC Production: 321,100 kWh at meter
Ownership of Renewable Energy Credits: Owner

Contract No.	PHOTOVOLTAIC Project
SCHEDULE B
Project Schedule
Per the date of signing the Financial Assistance Agreement

Task	Players	Date
1. Award from the CCEF

2. Project Feasibility & Planning

a. Preliminary layout drawing for presentation to and discussion with Owner including site drawings, single line drawings

b. Submit Interconnection Application to electric utility

c. Schedule additional site visits, collect greater on-site detail

d. completes “Design & Permitting Phase” including:
• System design and system drawings
• Full layout
• Engineering review
• Structural Analysis Report/Structural stamp
• Electrical Engineer Report/Electrical stamp
• Permitting summary
• Estimated Project Installation Schedule

e. Customer Design Approval

f. Submit Permitting Package to Local Authorities

3. Installation Construction Documentation & Technical Review

a. Permits Processed

b. Receive Permits

c. Order Equipment

Contract No.	PHOTOVOLTAIC Project

Task	Players	Date
d. Notice to Proceed — Installation

4. Installation

a. Installation Contract Executed

b. Preconstruction Meeting

c. Schedule Construction Trailer

d. Equipment Starts Arriving on Site/ Installation Begins

e. Structural and Electrical Installation

f. Final Site Refurbishing

g. Site Inspections (Building, Electrical, Interconnection, etc.)

h. Commission System

i. Project Complete

Contract No.	PHOTOVOLTAIC Project
SCHEDULE C
Proposed Project Budget

Generating Equipment	$ (includes Fat Spaniel monitoring system)
Eng’ng, Design, Permit
Construction, Installation
Overhead & Profit
TOTAL	$ .00

Contract No.	PHOTOVOLTAIC Project
APPENDIX I
Equipment Delivery to Site
                    , 2007
Connecticut Innovations, Inc.
Connecticut Clean Energy Fund
Attention: Lise Dondy
200 Corporate Place, 3rd Floor
Rocky Hill, Connecticut 06067
Attn: Chief Operating Officer
     Re: Photovoltaic Project at INSERT ADDRESS
     Delivery Date:
Dear Ms. Dondy:
In accordance with the Master Financial Assistance Agreement (“Agreement”) between                                          (“Owner”) and the Connecticut Innovations, Inc. (“CI”) dated                      ___, 2007; Owner represents and warrants to CI that the photovoltaic equipment has been delivered to Owner’s site in good condition.
Owner certifies that it is in full compliance with all of the terms and conditions in the Agreement.
Pursuant to the Agreement, Owner requests a Grant payment for $                    .

Please send payment to:	Payee name
Payee accounts payable address
Very truly yours,

By:

Its:

Attachments: 1) Equipment packing slips or other documentation of delivery to site

Contract No.	PHOTOVOLTAIC Project
APPENDIX II
Equipment Acceptance
                    , 2007
Connecticut Innovations, Inc.
Connecticut Clean Energy Fund
Attention: Lise Dondy
200 Corporate Place, 3rd Floor
Rocky Hill, Connecticut 06067
Attn: Chief Operating Officer
     Re: Photovoltaic Project at INSERT ADDRESS
     Commissioning Date:
Dear Ms. Dondy:
In accordance with the Master Financial Assistance Agreement (the “Agreement”) between                                          (“Owner”) and the Connecticut Innovations, Inc. (“CI”) dated ___, 2007, Owner represents and warrants to CI that it has properly installed and tested the photovoltaic equipment (“Equipment”) and as determined that the Equipment is operable.
Owner certifies that the Equipment has been installed at Owner’s site satisfactorily.
In accordance with the Agreement,                      hereby provides the following warranty to                     :
     [insert Warranty description]
Additional manufacturers’ warranties on equipment only are as follows:
     [insert Warranty description]
Owner certifies that as of the date of this letter, it is in full compliance with all of the terms and conditions in the Agreement.
Pursuant to the Agreement, Owner requests payment from CI in the amount of $                    .

Contract No.	PHOTOVOLTAIC Project

Please send payment to:	Payee name
Payee accounts payable address
Very truly yours,

By:

Its:

Attachments:	1) Cost Report

2) Municipal Inspector’s Report

3) Utility Inspection/Test Report and Interconnection Agreement

4) Electrical Diagram (one-line)

5) Certificate of Insurance

Contract No.	PHOTOVOLTAIC Project
APPENDIX III
Form of Final Funding Request
                    , 2007
Connecticut Innovations, Inc.
Connecticut Clean Energy Fund
Attention: Lise Dondy
200 Corporate Place, 3rd Floor
Rocky Hill, Connecticut 06067
     Re: Photovoltaic Project at INSERT ADDRESS
Dear Ms. Dondy:
Pursuant to the Master Financial Assistance Agreement (“Agreement”) between                                          (“Owner”) and the Connecticut Innovations, Inc. (“CI”) dated ___, 2007, Owner requests the final Grant payment for $                    .
Owner certifies that the projected production for the Project for the first six-months was                      kWh. Owner also certifies that AC production for the same period in kWh was                      kWh, which is at least 70% of the projected production.
Owner certifies that it is in full compliance with all of the terms and conditions in the Agreement.
Pursuant to the Agreement, Owner requests the final Grant payment of $                    .

Please send payment to:	Payee name
Payee accounts payable address
Very truly yours,

By:

Its:

Attachments:                Six-month production report

SEEC FORM 11
NOTICE TO EXECUTIVE BRANCH STATE CONTRACTORS AND PROSPECTIVE STATE
CONTRACTORS OF CAMPAIGN CONTRIBUTION AND SOLICITATION BAN
This notice is provided under the authority of Connecticut General Statutes 9-612(g)(2), as amended by P.A. 07 1, and is for the purpose of informing state contractors and prospective state contractors of the following law (italicized words are defined below):
Campaign Contribution and Solicitation Ban
No state contractor, prospective state contractor, principal of a state contractor or principal of a prospective state contractor, with regard to a state contract or state contract solicitation with or from a state agency in the executive branch or a quasi-public agency or a holder, or principal of a holder of a valid prequalification certificate, shall make a contribution to, or solicit contributions on behalf of (i) an exploratory committee or candidate committee established by a candidate for nomination or election to the office of Governor, Lieutenant Governor, Attorney General, State Comptroller, Secretary of the State or State Treasurer, (ii) a political committee authorized to make contributions or expenditures to or for the benefit of such candidates, or (iii) a party committee;
In addition, no holder or principal of a holder of a valid prequalification certificate, shall make a contribution to, or solicit contributions on behalf of (i) an exploratory committee or candidate committee established by a candidate for nomination or election to the office of State senator or State representative, (ii) a political committee authorized to make contributions or expenditures to or for the benefit of such candidates, or (iii) a party committee.
Duty to Inform
State contractors and prospective state contractors are required to inform their principals of the above prohibitions, as applicable, and the possible penalties and other consequences of any violation thereof.
Penalties for Violations
Contributions or solicitations of contributions made in violation of the above prohibitions may result in the following civil and criminal penalties:
Civil penalties—$2000 or twice the amount of the prohibited contribution, whichever is greater, against a principal or a contractor. Any state contractor or prospective state contractor which fails to make reasonable efforts to comply with the provisions requiring notice to its principals of these prohibitions and the possible consequences of their violations may also be subject to civil penalties of $2000 or twice the amount of the prohibited contributions made by their principals.
Criminal penalties—Any knowing and willful violation of the prohibition is a Class D felony, which may subject the violator to imprisonment of not more than 5 years, or $5000 in fines, or both.
Contract Consequences
Contributions made or solicited in violation of the above prohibitions may result, in the case of a state contractor, in the contract being voided.
Contributions made or solicited in violation of the above prohibitions, in the case of a prospective state contractor, shall result in the contract described in the state contract solicitation not being awarded to the prospective state contractor, unless the State Elections Enforcement Commission determines that mitigating circumstances exist concerning such violation.
The State will not award any other state contract to anyone found in violation of the above prohibitions for a period of one year after the election for which such contribution is made or solicited, unless the State Elections Enforcement Commission determines that mitigating circumstances exist concerning such violation.
Additional information and the entire text of P.A. 07-1 may be found on the website of the State Elections
Enforcement Commission, www.ct.gov/seec. Click on the link to “State Contractor Contribution Ban.”